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                                                                    EXHIBIT 4(k)


                          CERTIFICATE OF AMENDMENT
                                     OF
              CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES
                 AND RELATIVE PARTICIPATING OR OTHER RIGHTS
        AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF,
                 OF SERIES B CONVERTIBLE PREFERRED STOCK OF
                               POWERTEL, INC.

                                    ****

         Powertel, Inc. (formerly InterCel, Inc.) (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST: That in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, acting by written consent signed by all of the directors of the Corporation pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions: (i) proposing and declaring advisable an amendment which would extend the earliest possible conversion date for the Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), to March 14, 2002; (ii) proposing and declaring advisable the following amendment to the Certificate of Designations, Powers, Preferences and Relative Participating or Other Rights and the Qualifications, Limitations or Restrictions Thereof, of Series B Convertible Preferred Stock (the "Series B Certificate"); and (iii) recommending that such amendment be submitted to the stockholders of the Corporation for consideration, action and approval.

         SECOND: That Section 7(a) of the Series B Certificate is hereby amended to read in its entirety as follows:

         "Section 7. Conversion. Holders of shares of Series B Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this Section (7), a holder of shares of Series B Preferred Stock shall have the right, at his, her or its option, at any time after March 14, 2002, to convert such shares, in whole or in part, into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price and by surrender of such shares so to be converted by the holder thereof, such surrender to be made in the manner provided in paragraph
         (b) of this Section (7); provided, however, that the right to convert shares called for redemption pursuant to Section (5) shall terminate at the close of business on the date fixed for such redemption, unless the Corporation shall default in making prompt payment of the amount payable upon such redemption. Any share of Series B Preferred Stock may be converted, at the request of its holder, in part into Common Stock. If a part of a share of Series B Preferred Stock is converted, then the Corporation will convert such share into the requested shares of Common Stock (subject to paragraph (c) of this Section (7)) and issue a fractional share of Series B Preferred Stock evidencing the remaining interest of such holder."


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         THIRD: That, pursuant to Section 242 of the General Corporation Law of the State of Delaware, the aforesaid amendment to the Series B Certificate was duly adopted by the stockholders of the Corporation at the annual meeting of stockholders held on May 21, 1997.

         FOURTH: That, pursuant to Section 242 of the General Corporation Law of the State of Delaware and Section 9(b) of the Series B Certificate, the aforesaid amendment to the Series B Certificate was duly adopted by the sole stockholder of all the outstanding shares of Series B Preferred Stock, acting by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, InterCel, Inc. has caused this Certificate of Amendment to the Series B Certificate to be signed by Allen E. Smith, its President, and attested by Lorena G. Turner, its Assistant Secretary, on June 24, 1997.

                                                     By: /s/ Allen E. Smith
                                                         -----------------------
                                                         Allen E. Smith
                                                         President

Attest:

/s/ Lorena G. Turner
-------------------------------
Lorena G. Turner
Assistant Secretary